Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:  James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY AGREES TO ACQUIRE RESERVES AND PERMITS IN CENTRAL APPALACHIA

•	Approximately 13.8 million tons of proven and probable reserves

•	Total purchase price of $40 million

•	Production from the new mines is expected to reach a rate of 500,000 tons per year by 4th quarter 2008

•	Expected net increase in production is unpriced

RICHMOND, Va., June 30, 2008 - James River Coal Company (Nasdaq: JRCC) announced that it has entered into a definitive Asset Purchase Agreement pursuant to which the Company will acquire certain coal reserves and permits from Cheyenne Resources, Inc.

The transaction includes approximately 10.2 million tons of proven and probable surface reserves and 3.6 million tons of proven and probable underground reserves, plus additional surface resources.  Permits necessary to begin mining a portion of the reserves immediately are currently in place.  No equipment, workforce or other assets will be acquired in the transaction.

CK Lane, Senior Vice President and Chief Operating Officer commented: “We believe that this transaction is an excellent strategic fit for our company, as it continues the process of diversifying our mine portfolio.  Due to more favorable mining conditions, we will move personnel and equipment from one of our existing surface mines to the Cheyenne properties.  They will begin production at the new mine in August.  We will restart production at the existing surface mine later this fall or in early 2009. The new mines at Cheyenne are expected to reach a full production rate of approximately 500,000 tons per year by the end of the year.  The coal will be loaded through our existing CSX loadout facilities. We expect approximately 90% of the production to be high quality utility steam coal with an average of 12,600 BTU and less than 1.0% sulphur and the remaining 10% of the production to be sold as industrial stoker coal.  Cash mining costs will be comparable to our other surface mines in Central Appalachia.  Lastly, but very importantly, the expected incremental increase in our production is currently unpriced and available for sale.”

The purchase price to be paid for the assets is $40 million, comprised of $24 million in cash and $16 million in either cash or newly issued common stock of the Company, at the option of the Company.

The acquisition has been approved by the Company’s Board of Directors and by the Board of Directors of Cheyenne Resources, Inc.  The transaction is subject to customary closing conditions, including the Company obtaining financing on terms and conditions approved by the Company’s Board of Directors and the satisfaction of other pre-closing obligations incumbent upon the seller.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to diversity our operations; failure to exploit additional coal reserves; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; our dependency on one railroad for transportation of a large percentage of our products; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; our compliance with debt covenants; the effects of litigation, regulation and competition; the risk that we are unable to close the Cheyenne acquisition, to successfully integrate the acquired assets into our business or that reserve estimates of the acquired assets are inaccurate; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.